                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
    TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                            (Amendment No. 5)\\(1)\\

                                  Wickes, Inc.
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                         (Title of Class of Securities)

                                  967 446 10 5
                                 (CUSIP Number)

                                 Gary M. Goltz
                           Imagine Investments, Inc.
                   8150 North Central Expressway, Suite 1901
                              Dallas, Texas 75202
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                   Copies to:

                               Sally A. Schreiber
                         Munsch Hardt Kopf & Harr, P.C.
                               4000 Fountain Place
                                1445 Ross Avenue
                              Dallas, Texas 75202
                                 (214) 855-7500

                                November 1, 2001
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f), or 13d-1(g), check the following box [_].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

\\(1)\\ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 967 446 10 5

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

      Imagine Investments, Inc.
      75-270944
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      00
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                  [_]
 5

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            --
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
     OWNED BY             1,082,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             --
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          1,082,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      1,082,000
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
      (See Instructions)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      13.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
14
      CO
------------------------------------------------------------------------------

CUSIP No. 967 446 10 5

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

      Stone Investments, Inc.
      86-0740106
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      00
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                  [_]
 5

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            --
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
     OWNED BY             1,082,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             --
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          1,082,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      1,082,000
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
      (See Instructions)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      13.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
14
      HC, CO
------------------------------------------------------------------------------

CUSIP No. 967 446 10 5
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

      Stone Capital, Inc.
      75-2262907
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) OR 2(e)                                                  [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            --
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
     OWNED BY             1,082,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             --
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          1,082,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      1,082,000
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12    (See Instructions)

                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      13.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
14
      HC, CO
------------------------------------------------------------------------------

CUSIP No. 967 446 10 5
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

      Stone Holdings, Inc.
      75-2681508
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) OR 2(e)                                                  [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            --
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
     OWNED BY             1,082,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             --
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          1,082,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      1,082,000
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12    (See Instructions)

                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      13.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
14
      HC, CO
------------------------------------------------------------------------------

CUSIP No. 967 446 10 5
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

      P.S.F Holdings Limited Partnership
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) OR 2(e)                                                  [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Texas
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            --
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
     OWNED BY             1,082,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             --
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          1,082,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      1,082,000
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12    (See Instructions)

                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      13.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
14
      HC, PN
------------------------------------------------------------------------------

CUSIP No. 967 446 10 5

--------------------------------------------------------------------------------
        NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

   1 The Marital Trust established pursuant to the provisions of Section 3 of Article B of the agreement establishing the James M. Fail Living Trust.
--------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

   2                                                              (a) [_]
                                                                  (b) [_]
--------------------------------------------------------------------------------
        SEC USE ONLY
   3
--------------------------------------------------------------------------------
        SOURCE OF FUNDS (See Instructions)
   4
        OO
--------------------------------------------------------------------------------
        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEMS 2(d) OR 2(e)                                         [_]
   5
--------------------------------------------------------------------------------
        CITIZENSHIP OR PLACE OF ORGANIZATION
   6
        Alaska
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          --
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             1,082,000
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          --
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          1,082,000
--------------------------------------------------------------------------------
        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
  11
        1,082,000
--------------------------------------------------------------------------------
        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
  12    (See Instructions)                                              [_]


--------------------------------------------------------------------------------
        PERCENT OF CLASS REPRESENTED BY AMOUNT ROW (11)
  13
        13.1%
--------------------------------------------------------------------------------
        TYPE OF REPORTING PERSON (See Instructions)
  14
        OO
--------------------------------------------------------------------------------

CUSIP No. 967 446 10 5

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

      James M. Fail Living Trust
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Alaska
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          --
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             1,082,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          --
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          1,082,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      1,082,000
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12    (See Instructions)                                           [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      13.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
14
      OO
------------------------------------------------------------------------------

CUSIP No. 967 446 10 5

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

      James M. Fail
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                         [_]
 5

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          --
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             1,082,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          --
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          1,082,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      1,082,000
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12    (See Instructions)                                       [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      13.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
14
      IN
------------------------------------------------------------------------------

CUSIP NO. 967 446 10 5
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

      Winn Holdings, LLC
      75-2891040
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e) [_]
 5

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Texas
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            --
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
     OWNED BY             1,082,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             --
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          1,082,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      1,082,000
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      13.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
14
      HC, OO
------------------------------------------------------------------------------

CUSIP NO. 967 446 10 5
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

      Kathryn Fail Luttrull
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e) [_]
 5

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            --
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
     OWNED BY             1,082,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             --
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          1,082,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      1,082,000
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12    (See Instructions)

      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      13.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
14
      IN
------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

         This Amendment No. 5 to the Statement on Schedule 13D filed on October 15, 1998 with the Securities and Exchange Commission, as amended by that certain Amendment No. 1 to Schedule 13D filed on November 24, 1998, that certain Amendment No. 2 to Schedule 13D filed on January 19, 1999, that certain Amendment No. 3 to Schedule 13D filed on February 8, 1999, and that certain Amendment No. 4 to Schedule 13D filed on September 18, 2001 (as so amended, the "Schedule 13D"), with respect to the common stock, par value $.01 per share of Wickes, Inc., a Delaware corporation. The Schedule 13D is hereby incorporated by reference for all purposes. Capitalized terms used but not defined herein shall have the meanings subscribed to them on Schedule 13D.

Item 3.  Source and Amount of Funds or Other Consideration.

         Item 3 is hereby amended and restated to read as follows:

         The working capital of Imagine Investments, Stone Investments and Stone Holdings was used in making the purchases described in the Schedule 13D, including the Note Shares (as hereinafter defined).

Item 5.  Interest in Securities of the Issuer.

         Item 5 is hereby amended and restated to read as follows:

         (a) Imagine Investments is the record owner of 615,000 shares of Common Stock of the Corporation (constituting .16% of the issued and outstanding shares of the Common Stock of the Corporation as of the date of event requiring the filing of this Amendment No. 5). Stone Investments is the record owner of 467,000 shares of Common Stock of the Corporation (constituting 5.6% of the issued and outstanding shares of the Common Stock of the Corporation as of the date of event requiring the filing of this Amendment No. 5). Of the shares owned by Imagine Investments, 601,790 shares were acquired by Imagine Investments pursuant to several individual Purchase and Sale of Notes and Interest in Collateral Documents Agreements (the "Purchase Agreements") entered into on or about March 20, 2001 and April 6, 2001, by Imagine Investments with various holders ("Holders") of 11% Secured Notes Dated as of April 1, 1999 (the "Notes") issued by Riverside Group, Inc., a Florida corporation, pursuant to which Imagine Investments acquired the Notes in exchange for cash and delivery of an aggregate of 601,790 shares of Common Stock of the Corporation held by Imagine Investments ("Note Shares"). The Purchase Agreements provided that Imagine Investments had the absolute, irrevocable and unconditional right and option to purchase the Note Shares between the date of closing of the purchase of the Notes and December 31, 2001, at a price of $5.025, subject to adjustment as provided therein. The Purchase Agreements also provided that the Holders had the absolute, irrevocable and unconditional right and the option to require Imagine Investments to purchase the Note Shares between the date of closing of the purchase of the Notes and December 31, 2001, at a price of $5.025, subject to adjustment as provided therein. Additionally, between the date of closing of the purchase of the Notes and December 31, 2001, Imagine Investments had the right to vote the Note Shares. As a result of the put/call option and voting provisions of the Purchase Agreements, Imagine Investments was deemed to continue to be the beneficial owner of the 601,790 Note Shares. On or about November 1, 2001, Imagine Investments exercised its call option provision of the Purchase Agreements and purchased all right, title, and interest in and to the Note Shares (constituting 7.3% of the issued and outstanding shares of the Common Stock of the Corporation as of the date of event requiring the filing of this Amendment No. 5) for a purchase price of $5.43 per share, or $3,265,733.80 in the aggregate. As a result of the relationships described above, each of the Reporting Persons may be deemed to be the beneficial owner of all of the shares of Common Stock of the Corporation owned of record by Imagine Investments and Stone Investments, including the Note Shares.

         (b) As a result of the relationships described above, each of the Reporting Persons shares or may be deemed to share the power to vote and dispose of all of the shares of Common Stock of the Corporation owned of record by Imagine Investments and Stone Investments, including the Note Shares.

         (c) On or about December 19, 2000, Imagine Investments transferred to its parent corporation, Stone Investments, 1,082,000 shares of common stock of the Corporation for and in consideration for $3.29 per share or $3,557,250 in the aggregate. Additionally, on or about March 5, 2001, Stone Investments transferred to Imagine

Investments 615,000 shares of common stock of the Corporation for and in consideration for $4.00 per share, or $2,460,000 in the aggregate.

          On or about March 20, 2001 and April 6, 2001, as more fully described above, Imagine Investments entered into the Purchase Agreements pursuant to which Imagine Investments acquired the Notes in exchange for cash and delivery of an aggregate of 601,790 shares of Common Stock of the Corporation held by Imagine Investments.

          On or about November 1, 2001, as more fully described above, Imagine Investments acquired the Note Shares.

     (d)  None

     (e)  Not applicable

                             SIGNATURE PAGE FOLLOWS

                                    SIGNATURE

     After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     IMAGINE INVESTMENTS, INC.
                                     a Delaware corporation


                                     By: /s/ Harry T. Carneal
                                        -------------------------------------
                                     Name:  Harry T. Carneal
                                          -----------------------------------
                                     Title: Executive Vice President
                                           ----------------------------------


                                     STONE INVESTMENTS, INC.
                                     a Delaware corporation


                                     By: /s/ Harry T. Carneal
                                        -------------------------------------
                                     Name:  Harry T. Carneal
                                          -----------------------------------
                                     Title: President
                                           ----------------------------------


                                     STONE CAPITAL, INC.
                                     a Delaware corporation


                                     By: /s/ Harry T. Carneal
                                        -------------------------------------
                                     Name:  Harry T. Carneal
                                          -----------------------------------
                                     Title: President
                                           ----------------------------------


                                     STONE HOLDINGS, INC.
                                     a Delaware corporation


                                     By: /s/ Harry T. Carneal
                                        -------------------------------------
                                     Name:  Harry T. Carneal
                                          -----------------------------------
                                     Title: President
                                           ----------------------------------


                                     P.S.F. HOLDINGS LIMITED PARTNERSHIP
                                     a Texas limited partnership


                                     By:  Winn Holdings, LLC
                                          a Texas limited liability company


                                     By: /s/ Kathryn Fail Luttrull
                                        -------------------------------------
                                           Kathryn Fail Luttrull
                                     Its:  Sole Member


                                     THE MARITAL TRUST


                                     By: /s/ James M. Fail
                                        -------------------------------------
                                           James M. Fail
                                     Its:  Trustee

                                      THE JAMES M. FAIL LIVING TRUST


                                      By: /s/ James M. Fail
                                         -------------------------------------
                                           James M. Fail
                                      Its: Trustee


                                          /s/ James M. Fail
                                      ----------------------------------------
                                      James M. Fail

                                      WINN HOLDINGS, LLC
                                      a Texas limited liability company


                                      By: /s/ Kathryn Fail Luttrull
                                         -------------------------------------
                                              Kathryn Fail Luttrull
                                      Its:     Sole Member


                                       /s/ Kathryn Fail Luttrull
                                      ----------------------------------------
                                      Kathryn Fail Luttrull